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TO BUSINESS EDITOR:



              Capital Gaming International, Inc. Reports Successful
                 Completion of Financial Restructuring: Election
                                   of Chairman



                  ATLANTIC CITY, N.J., March 20 /PRNewswire/ -- Capital Gaming International, Inc. (OTC Bulletin Board: GDFI) (The "Company") reported today that its Plan of Reorganization was confirmed by the Federal Court for the District of New Jersey on March 19, 1997. The Company's financial restructuring consisted of the issuance by the Company of a combination of equity and debt securities in exchange for approximately $104.6 million in Senior Secured Notes, as well as all of the Company's remaining unsecured debt. As a result, the Company has issued new debt securities consisting of $23.1 million in Senior Secured Notes due 2001. The Company also announced the election of Edward M. Tracy, President and CEO, to the position of Chairman of the Board of Directors. Colonel Clinton L. Pagano, Executive Vice President of Compliance and William S. Papazian, Senior Vice President and General Counsel, were also elected to the Board of Directors.

                  Mr. Tracy stated: "We are pleased with the success of our financial restructuring and to have completed this process as expeditiously as we anticipated. The Company will continue to aggressively pursue new development projects."

                  Based in Atlantic City, New Jersey, Capital Gaming International, Inc. is a multi-jurisdictional casino management and development company with interests in the Native American gaming markets.

SOURCE Capital Gaming International, Inc. 03/20/97

CONTACT: Edward M. Tracy, Chairman, President and Chief Executive Officer of Capital Gaming International, 609-383-3333/ (GDFI)